Exhibit 99.2

TFF Pharmaceuticals Appoints Michael Patane, Ph.D., to Board of Directors

FORT WORTH, Texas, Nov. 30, 2023 -- TFF Pharmaceuticals, Inc. (NASDAQ: TFFP), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today announced the appointment of Michael Patane, Ph.D., to its Board of Directors.

“I am pleased to welcome Dr. Patane to our Board of Directors,” said Harlan Weisman, M.D., Vice Chairman and Chief Executive Officer of TFF Pharmaceuticals. “Mike’s career spans over two decades of leadership experience in drug discovery and development, and he has demonstrated an extraordinary ability to turn scientific success into corporate achievements. His depth of experience and insights will clearly be significant assets to our Board, as we continue to advance our two clinical candidates, TFF VORI and TFF TAC, while seeking to maximize the value of our Thin Film Freezing technology platform.”

“I am happy to join Harlan and his fellow Board members at TFF Pharmaceuticals,” said Dr. Patane. “The team at TFF has established an impressive track record, which includes advancing two clinical-stage assets utilizing their ground-breaking formulation technology, Thin Film Freezing. Optimizing drug formulations to achieve sufficient biodistribution for pharmacological activity is mission critical for the success of any drug development program. Based on earlier Phase 1 data and initial compassionate use cases, Thin Film Freezing has already demonstrated its value in the clinic, and I believe there remains significant untapped opportunity to apply this innovative technology across a broad range of drug development programs.”

Dr. Patane has 25 years of drug discovery and development experience in leadership roles within start-up, biotechnology and global biopharmaceutical companies with broad therapeutic area experience. Most recently, Mike served as President of Mitobridge, Inc. (a wholly owned subsidiary of Astellas), where he oversaw all operations and represented the organization at global interfaces. As part of the pre-Series A team, Mike helped shape the Company’s vision and strategy that culminated in its Series A financing ($45MM), a strategic alliance with Astellas ($30MM non-dilutive) and the acquisition by Astellas ($450MM, $225MM upfront, $338MM currently realized) within four years. Prior to his promotion to President of Mitobridge, Mike served as the company’s Chief Scientific Officer and earlier as its Senior Vice President, Drug Discovery.

Before joining Mitobridge, Mike served as Chief Scientific Officer of Eyegate Pharmaceuticals, Inc. (now Kiora Pharmaceuticals), where he was responsible for discovering and developing ocular therapeutics utilizing a proprietary iontophoresis system in combination with novel drug product formulations. Earlier in his career, Mike was a Director of Global Discovery Chemistry with Novartis Institutes for Biomedical Research, and prior to Novartis, he was a Director of Medicinal Chemistry with Millennium Pharmaceuticals, where he was responsible for oncology and metabolic diseases drug discovery.

Mike began his career as a Research Fellow, Medicinal Chemistry with Merck & Co. He conducted his post-doctoral research at The Scripps Research Institute focusing on natural products synthesis. He received his Ph.D. in synthetic organic chemistry from the University of Southern California and his B.S. degree in chemistry from Fordham University.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The TFF process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by TFF can deliver as much as 75% of the dose to the deep lung. TFF does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of TFF can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile TFF technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, or for topical delivery to the eyes, nose and the skin. TFF Pharmaceuticals has two lead drug candidates in the clinic: TFF VORI (Voriconazole Inhalation Powder) and TFF TAC (Tacrolimus Inhalation Powder). The Company continues collaborations with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. The TFF Platform is protected by over 170 patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including, plans for releasing initial clinical data by the end of 2023 and the benefits of the Company’s TFF platform. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the Company may not be able to release initial clinical data for TFF VORI and TFF TAC by the end of 2023 or, if it is able to do so, that such clinical data will be positive, (ii) the risk that the Company’s preclinical and IND enabling studies of the dry powder formulation of the universal influenza vaccine may not be successful, (iii) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (iv) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, and (iv) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

Source: TFF Pharmaceuticals, Inc.